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                                                            Exhibit Number 10.52


JPS INDUSTRIES, INC.

555 North Pleasantburg Drive
Suite 202
Greenville, SC 29607-2181

Phone: (864) 239-3916
Fax: (864) 271-9939

Michael L. Fulbright
Chairman President and
Chief Executive Officer

September 27, 1999

Mr. John W. Sanders, Jr.
102 Lytle Street
Greer, South Carolina 29650

Dear John:

         This letter serves as written notice that JPS Industries, Inc. (formerly JPS Textile Group, Inc.) hereby exercises its option not to extend the Employment Period as provided for in Paragraph 1 of the Employment Agreement dated November 11, 1998. Accordingly, please be advised that your employment with JPS will end effective November 10, 1999. Please indicate your acknowledgment by signing where indicated below.

Very truly yours,

/s/ Michael L. Fulbright
--------------------------------
Michael L. Fulbright
President and
Chief Executive Officer



ACKNOWLEDGED AND AGREED
this 29th day of September 1999.


/s/ John W. Sanders, Jr.
-------------------------------
John W. Sanders, Jr.


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                              JPS INDUSTRIES, INC.
                      555 N. PLEASANTBURG DRIVE, SUITE 202
                            GREENVILLE, SC 29607-2181



                         AGREEMENT AND GENERAL RELEASE

         THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between John W. Sanders, Jr. ("Sanders") and JPS Industries, Inc., a Delaware corporation, its present and former directors, officers, employees, representatives, agents, predecessors, successors, assigns and affiliate companies ("JPS").

                                  WITNESSETH:

         WHEREAS, Sanders agrees that he has voluntarily resigned all of his positions with JPS on November 10, 1999; and

         WHEREAS, Sanders and JPS desire to settle fully and finally all differences between them including, but in no way limited to, any differences that might arise out of Sanders' employment with JPS, and his resignation thereof;

         NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sanders and JPS agree as follows:

1. Benefits: On or after November 10, 1999, JPS shall provide Sanders with the following benefits:

         a. Sanders shall be paid an amount equal to one year's salary at the rate in effect immediately prior to his voluntary resignation, with such payments as a series of payments in accordance with JPS's normal payroll procedures during the one-year period following November 10, 1999;

         b. Sanders shall be paid on or before November 10, 1999, all accrued and earned vacation pay to which he is entitled;

         c. Sanders shall be provided a payment in the amount of three thousand eighty-two dollars and nineteen cents ($3,082.19) which equals a pro rata portion (based on the number of days worked in fiscal year 2000) of his target bonus for fiscal year 2000;

         d. Sanders shall be provided an additional payment in the amount of one hundred twelve thousand five hundred dollars ($112,500.00);


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         e. JPS shall maintain all JPS health and life insurance plans in which
Sanders was enrolled on the date of his resignation until the earlier to occur of:

         (i) the date which is twenty-four (24) months after the November 10, 1999, or

         (ii) the date on which Sanders is covered under the medical plan of another employer;

         f. Sanders shall become fully vested in 50,000 stock options, and shall have the right to exercise those options for six months from November 10, 1999.

These payments shall be in lieu of and discharge any obligations of JPS to Sanders for any rights or claims of any type, including, but not limited to, any and all rights that Sanders may have under his Employment Agreement dated November 11, 1998 (the "Employment Agreement"), or arising out of any other plan, agreement, offer letter, or contract of any type, lost compensation, lost wages, lost benefits, pain and suffering, or any other expectation of remuneration or benefit on the part of Sanders. Other than the obligations specifically set forth in this paragraph 1 and other than Sanders' rights, if any, to indemnification under the Articles of Incorporation and By-laws of JPS relating to his conduct as an officer of JPS, JPS shall have no other financial obligations to Sanders under this Agreement. Sanders understands and agrees that the payments and benefits described herein are greater than those to which Sanders is otherwise entitled under applicable agreements, policies and procedures.

2. Non-Admission of Liability. This Agreement shall not in any way be construed as an admission by JPS that it has acted wrongfully with respect to Sanders or any other person, or that Sanders has any rights whatsoever against JPS, and JPS specifically disclaims any liability to or wrongful acts against Sanders or any other person, on the part of itself, its employees, or its agents.

3. Resignation of Employment: No Reemployment. Sanders and JPS agree that active employment with JPS has terminated by Sanders' voluntary resignation as an employee and officer of JPS and any of its affiliate companies and in all other capacities relating to JPS, which was effective November 10, 1999. Sanders and JPS further agree that he will not be reemployed by JPS, and that he will not apply for or otherwise seek employment with JPS at any time. A breach of this paragraph by Sanders will constitute a basis for refusal to employ Sanders or to terminate him if already employed, and he shall have no cause of action against JPS for such refusal or termination.

4. Non-Disparagement. Sanders agrees that he will not act in any manner that might damage the business or reputation of JPS and/or any of its related companies, successors, assigns, officers or directors. Sanders further agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against JPS and/or any officer, director, employee, agent, representative, shareholder, or attorney of JPS, unless under a subpoena or other court order to do so.


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5.       Future Cooperation. With the exception of litigation wherein Sanders is an individually-named and properly served defendant and wishes to take such actions as he deems appropriate to defend himself, Sanders agrees that he will, upon request by and at the expense of JPS, assist and cooperate with JPS in any lawsuits, disputes, differences, grievances, claims, charges, or complaints brought or threatened by any party against JPS or brought by JPS against any party.

6. Cessation of Authority. Sanders understands and agrees that effective November 10, 1999, he was and is no longer authorized to incur any expenses, obligations, or liabilities on behalf of JPS.

7. Return of Company Materials and Property. Sanders understands and agrees that he will immediately turn over to JPS all files, memoranda, records, credit cards, and other documents, physical or personal property that Sanders received from JPS and that are the property of JPS.

8.       Secrecy and Non-Solicitation.

        (a) Sanders recognizes that the services performed by him are special, unique and extraordinary in that, by reason of his employment, he has acquired confidential information and trade secrets concerning the operation of JPS, the use or disclosure of which could cause JPS substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Sanders covenants and agrees with JPS that for a period of at least two (2) years after his termination from JPS, he will not, directly or indirectly, disclose any secret or confidential information that he has learned by reason of his association with JPS or use any such information. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by JPS's management with respect to JPS's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, products price lists, customer lists, financial information (including the revenues, costs or profits associated with any of JPS's products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of JPS's business.

        (b) Customer Protection. For a period of two (2) years following the termination of Sanders' employment, he covenants and agrees that he will not solicit or attempt to solicit any business from JPS's customers, including actively sought prospective customers, with whom he had Material Contact during his employment, for the purpose of providing products or services competitive with those provided by JPS. Material Contacts exist between Sanders and each customer or prospective customers with whom he has dealt within the twelve months prior to the last day worked, whose dealings with JPS were coordinated or supervised by Sanders, or about whom Sanders obtained trade secrets or confidential information as a result of his association with JPS.

         (c) Nonsolicitation of Employees. Sanders further agrees that for a period of two (2) years following his termination, Sanders shall not directly or indirectly, on his behalf or on behalf


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of any person or other entity, solicit or induce, or attempt to solicit or induce, any person who, on the date hereof, is an employee of JPS, to terminate his or her employment with JPS, whether expressed in a written or oral agreement or understanding or is otherwise an "at-will" employee.

         (d) JPS shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Sanders from engaging in activities prohibited by this Paragraph 8 or such other relief as may be required to specifically enforce any of the covenants in this Paragraph 8.

9. Complete Release. As a material inducement to JPS to enter into this Agreement and subject to JPS's performance of its obligations described in paragraph 1 hereof, Sanders hereby irrevocably and unconditionally releases, acquits, and forever discharges JPS and each of JPS's owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, promises, and agreements, damages, (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, including, but not limited to, the Employment Agreement, any covenant of good faith and fair dealing, express or implied, or any tort, including, but not limited to, fraudulent inducement, promissory estoppel, or detrimental reliance, or any legal restrictions on JPS's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. ss. 1981 (race discrimination); (3) the Age Discrimination in Employment Act, 42 U.S.C. ss.ss.621-634; (4) 29 U.S.C. ss.206(d)(1) (equal pay); (5)
Executive Order 11246 (race, color, religion, sex and national origin discrimination); (6) Section 503 of the Rehabilitation Act of 1973 (handicap discrimination); (7) the Americans with Disabilities Act, 42 U.S.C. ss.ss.12101-12213; (8) the Family and Medical Leave Act, 29 U.S.C. ss.ss.2601-2654; and (9) the Employee Retirement Income Security Program, 29 U.S.C. ss.ss.1001-1461 or other claims to retirement benefits or monies, except as to those retirement benefits or other monies that have been accrued and vested pursuant to the terms of the retirement or pension plans applicable to Employee ("Claim" or "Claims"), which Sanders now has, owns or holds, or claims to have, own or hold, or which Sanders at any time heretofore had, owned or held, or claimed to have, own or hold, or which Sanders at any time hereinafter may have, own or hold, or claim to have, own or hold against each or any of the Releasees.

10. No Claims. Sanders represents that he has not filed any complaints, charges, or lawsuits against JPS or any of its employees with any governmental agency or any court, and that he will not do so at any time hereafter, or that any such complaints, charges, or lawsuits filed prior to execution of this Agreement will be withdrawn by Sanders immediately after this Agreement becomes effective; provided, however, this shall not limit either party hereto from filing a lawsuit for the sole purpose of enforcing its rights under this Agreement.


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11.      Confidentiality. Sanders represents and agrees that he will keep the terms, amount, and fact of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone other than Sanders' immediate family and professional representatives who will be informed of and bound by this confidentiality clause; provided, however, that Sanders shall be free to disclose to others any information relating to the terms, amount and fact of this Agreement to the extent that JPS discloses any such information to the public, including, without limitation, any information disclosed in securities filings. If, pursuant to compulsion by court order or other binding authority, Sanders may be or is required to disclose all or any portion of the terms of this Agreement, Sanders shall immediately notify JPS, which shall have the right to intervene in the proceedings from which said compulsion has issued, in order to prevent or limit the extent of disclosure.

12. Consultation with Counsel. Sanders represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that Sanders has availed himself of this right, that Sanders has carefully read and fully understands all of the provisions of this Agreement, and that Sanders is voluntarily entering into this Agreement.

13. Knowing and Voluntary Waiver. For the purpose of implementing a full and complete release and discharge of both parties, each party expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which a party does not know or suspect to exist in his or its favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Sanders further expressly acknowledges he is freely and voluntarily executing this Agreement, and that he has had sufficient and reasonable time to consider this Agreement and its terms before executing it.

14. No Representations. Sanders represents and acknowledges that in executing this Agreement Sanders does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

15. Acceptance and Revocation: This Agreement was presented to Sanders for review and consideration on September 27, 1999 ("Review Date"). Sanders understands that he has twenty-one (21) days from the Review Date within which to decide whether to execute this Agreement and return it to JPS. If Sanders does not return this Agreement fully executed within twenty-one (21) days of the Review Date, any offer implied by the presentation of this Agreement for Sanders' review and consideration is withdrawn in its entirety at that time. Sanders further understands that he has seven (7) days after execution of this Agreement within which to provide JPS with written notice of revocation of this Agreement ("Revocation Period"). If said written notice of revocation is not received by JPS by the close of business on the seventh day following Sanders' execution of this Agreement, this Agreement shall be final, binding, and irrevocable.

16. Effective Date: This Agreement shall not become effective in any respect until the Revocation Period has expired without notice of revocation. In the absence of Employee's revocation of this


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Agreement, the eighth day after Sanders' execution of this Agreement shall be the "Effective Date" of this Agreement.

17. Sole and Entire Agreement. The Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof;

18. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

19. Attorneys' Fees. In the event either party finds it necessary to institute litigation to enforce the terms of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' fees, costs and expenses in connection with such litigation.

         PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         Executed at _________,  _________, this 29th day of September, 1999.


                                           /s/ John W. Sanders, Jr.
                                           ------------------------
                                           John W. Sanders, Jr.



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         Executed at Greenville, South Carolina, this 29th day of September,
1999.


                                             By:/s/ Michael L. Fulbright
                                                -------------------------------
                                                for JPS Industries, Inc.



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